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EXHIBIT 99.1

                                                          Raytheon Company
                                                        Corporate Communications
                                                             141 Spring Street
                                                             Lexington, MA 02421
                                                        http://www.raytheon.com

                                                              News release
FOR IMMEDIATE RELEASE

Contact:
David Polk
781.860.2386

Raytheon reports first quarter EPS from continuing operations of $0.28; Income from continuing operations up 21 percent

      LEXINGTON, Mass., (April 18, 2001) - Raytheon Company (NYSE: RTNA, RTNB) today reported sales of $4.0 billion for the first quarter of 2001, a slight decline from $4.2 billion in sales in the first quarter a year ago. Income from continuing operations was $97 million, or $0.28 per diluted share, compared with $80 million, or $0.24 per diluted share, in last year's first quarter. Backlog at the end of the quarter was $25.9 billion, up $1.4 billion over the course of the last year.

      Sales were down due to the impact of divestitures and a decline in aircraft shipments. Stronger profits in the company's defense electronics businesses pushed income from continuing operations up 21 percent from last year. Cash outflow from operations was $573 million in the quarter, compared with $520 million a year ago. Excluding the effects of discontinued operations, cash outflow from Raytheon's core businesses was $530 million, a significant improvement from $706 million in the first quarter of 2000. Cash flow at the company is usually negative in the first calendar quarter. Net debt at the end of the quarter was $9.6 billion, compared with $10.0 billion at the end of the first quarter 2000.

      "The improvement in earnings and operating cash flow from continuing operations year-over-year is the latest demonstration that we're making real progress in transforming the company," said Raytheon's Chairman and Chief Executive Officer Daniel P. Burnham. "The performance within defense electronics was particularly strong, contributing to higher margins relative to both last year and to our plan."

      Including the impact of discontinued operations the company posted a net loss in the first quarter of $124 million, or $0.36 per diluted share, versus a net loss of $181 million, or $0.54 per diluted share, in the first quarter of 2000.

Electronic Systems

      Electronic Systems (ES) reported first quarter sales of $1.9 billion, up slightly compared with last year, after adjusting for the fourth quarter 2000 divestiture of the optical systems business. Operating income was $234 million, up 28 percent from $183 million in the first quarter of 2000, continuing the margin improvement that began in 2000. ES had backlog of $11.7 billion at the end of the quarter.
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      During the quarter, ES was awarded a $119 million contract from the U.S.
Navy for Standard Missile 2 production. The business also had a successful flight test of a Standard Missile 3 (SM-3) as part of the Navy's Theater Wide Ballistic Missile Defense program. SM-3 is designed to intercept an incoming theater ballistic missile outside the earth's atmosphere.

Command, Control, Communication and Information Systems

      Command, Control, Communication and Information Systems (C3I) had first quarter sales of $855 million, up 4 percent after adjusting for the February 2000 divestiture of the flight simulation business. Operating income in the quarter was $84 million, up 22 percent from $69 million last year. The increase was driven by lower business development expenses and higher contract margins. C3I had backlog of $5.3 billion at the end of the quarter.

      During the quarter, C3I announced that its Standard Terminal Automation Replacement System (STARS) is ready for test and deployment, and that plans to produce and field the full STARS are on schedule. STARS, the next generation of air traffic control systems, is the largest and one of the most critical pieces of the Federal Aviation Administration's (FAA) attempt to modernize the National Airspace System for the 21st century.

Technical Services

      Technical Services (TS) reported sales of $479 million for the first quarter, up 20 percent after adjusting for the February 2000 divestiture of the flight simulation business. Operating income was $37 million, up 37 percent from $27 million in the first quarter of 2000. The business had backlog of $2.0 billion at the end of the quarter.

      During the quarter, TS was selected to provide information technology services to NASA's Langley Research Center under the U.S. General Services Administration's Federal Technology Service Millennia contract. The task order is valued at $183 million and includes a one year base period and seven one year options.

Aircraft Integration Systems

      Aircraft Integration Systems (AIS) had sales of $264 million for the quarter, compared with $298 million a year ago. Operating income in the quarter was $13 million, off slightly from $15 million in the first quarter of 2000. The decrease in sales was due primarily to lower bookings in 2000 and delays in new 2001 programs. AIS had backlog of $2.0 billion at the end of the quarter.

Commercial Electronics

      Commercial Electronics reported sales of $121 million for the quarter, compared with $174 million in the first quarter last year. The decrease in sales is due to the divestiture of the Recreational Marine business during the first quarter of 2001, combined with a favorable settlement on a commercial training contract during the first quarter of 2000. The business posted an operating loss of $6 million for the quarter, compared with operating income of $20 million a year ago. The decrease in income was driven by the favorable settlement in commercial training last year, approximately $6 million in new technology investments, and lower volume at the RF Components unit, primarily due to reduced industry-wide demand for cellular handset components.
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Raytheon Aircraft Company

      Raytheon Aircraft Company (RAC) reported sales of $637 million, compared with $815 million for the first quarter of 2000. RAC had a first quarter operating loss of $4 million, compared with operating income of $30 million in the first quarter of 2000. RAC shipped 92 aircraft in the quarter, compared with 137 a year ago. Operating income was down primarily due to lower volume and a contract cost adjustment on a fixed price T-6A military trainer option (Lot 8) that was exercised earlier than the company had expected. Lot 8 is the last outstanding T-6A fixed-price purchase option. The business had backlog of $4.3 billion at the end of the quarter.

      On March 23, RAC's Premier I entry-level business jet won FAA certification. RAC expects to deliver 36 of the jets this year and has orders for more than 300 of the $5.3 million jets.

      Raytheon has agreed to divest a majority stake in Raytheon Aerospace Company, a subsidiary of RAC, to Veritas Capital Inc. Raytheon will receive $153 million in cash at closing, which is expected in the second quarter of 2001. In addition to the cash, Raytheon will retain $47 million in receivables and $70 million in preferred and common equity in the Mississippi-based aviation support and logistics business. The impact of the divestiture on net debt is expected to be approximately $200 million this year.

      As previously announced, RAC plans a workforce reduction in administrative and managerial staff in its Kansas operations. The action is a precautionary move to help the business stay ahead of a downturn in the economy.

Discontinued Operations

      The company recorded a first quarter charge to discontinued operations of $325 million pretax, or $0.61 per diluted share, which reflects the company's current best estimate, based on information provided by Washington Group International (WGI), of the cost to complete two Massachusetts construction projects on which WGI defaulted and Raytheon has performance guarantees. As previously announced, Raytheon expects consolidated operating cash flow to be affected by the full amount of the charge over the next four to six quarters. The company's outlook for earnings from continuing operations is not affected by the charge. The total first quarter loss from discontinued operations was $221 million after-tax, or $0.64 per diluted share.

      With headquarters in Lexington, Mass., Raytheon Company is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.
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Forward-Looking Statements

Certain statements made in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: differences in anticipated and actual program results; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost growth; the ultimate resolution of contingencies and legal matters; the ability to realize anticipated cost efficiencies; timely development and certification of new aircraft; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the impact on recourse obligations of RAC due to changes in the collateral values of financed aircraft, particularly commuter aircraft; the ability to finance ongoing operations at attractive rates; government customers' budgetary constraints; government import and export policies; termination of government contracts; financial and governmental risks related to international transactions; delays and uncertainties regarding the timing of the award of international programs; the integration of acquisitions; the impact of competitive products and pricing; and risks associated with the continuing project obligations and retained assets and liabilities of Raytheon Engineers & Constructors, including the final determination by the company of the required expenditures to complete the two Massachusetts construction projects, the confirmation of the actual physical progress completed at the time of WGI's abandonment of those projects, the impacts associated with the re-mobilization of the projects and WGI's compliance with its contractual obligations and cooperation with Duke Fluor Daniel, the contractor hired by Raytheon to complete the two projects, in Duke Fluor Daniel's assumption of the construction activities, among other things. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company's reports filed with the Securities and Exchange Commission, including "Item 1-Business" in the company's Annual Report on Form 10-K for the year ended December 31, 2000.

Conference Call on First Quarter 2001 Financial Results

There will be a live webcast of Raytheon's earnings teleconference on www.raytheon.com beginning at 9 a.m. ET on April 19 to review the company's first quarter results. Financial analysts may participate in the call and the question and answer session that follows the review. A Real Audio player or Windows Media (TM) player is required to access the webcast.

A replay of the conference will be run from Noon ET April 19 through Noon April
23. The replay number is 800-633-8284 for U.S. callers and 858-812-6440 for international callers. The reservation number for the replay is 18526505.

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                                  Attachment A
Raytheon Company
Financial Information
First Quarter 2001

(In millions, except per share amounts)                   Three Months
                                                              Ended
                                                       -----------------------
                                                       01-Apr-01     02-Apr-00
                                                       ---------     ---------
Net sales                                               $ 3,968       $ 4,231
                                                        -------       -------
Cost of sales                                             3,232         3,481
Administrative and selling expenses                         294           311
Research and development expenses                           126           123
                                                        -------       -------
Total operating expenses                                  3,652         3,915
                                                        -------       -------
Operating income                                            316           316
                                                        -------       -------
Interest expense, net                                       180           180
Other income, net                                           (30)           (5)
                                                        -------       -------
Non-operating expense, net                                  150           175
                                                        -------       -------
Income from continuing operations before taxes              166           141
Federal and foreign income taxes                             69            61
                                                        -------       -------
Income from continuing operations                            97            80
                                                        -------       -------
Discontinued operations
 Loss from discontinued operations, net of tax                -           (70)
 Loss on disposal of discontinued operations, net of tax   (221)         (191)
                                                        -------       -------
                                                           (221)         (261)
                                                        -------       -------
Net loss                                                $  (124)      $  (181)
                                                        =======       =======

Earnings per share from continuing operations
    Basic                                               $  0.29       $  0.24
    Diluted                                             $  0.28       $  0.24

Loss per share from discontinued operations
    Basic                                               $  (0.65)     $  (0.77)
    Diluted                                             $  (0.64)     $  (0.77)

Loss per share
    Basic                                               $  (0.36)     $  (0.54)
    Diluted                                             $  (0.36)     $  (0.54)

Average shares outstanding
    Basic                                                  340.0         338.3
    Diluted                                                345.1         338.7


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                                  Attachment B

Raytheon Company
Segment Information
First Quarter 2001
                                                              Operating Income
                                                               As a Percent
                           Net Sales       Operating Income     of Sales
(In millions)        Three Months Ended   Three Months Ended  Three Months Ended
                     1-Apr-01   2-Apr-00  1-Apr-01  2-Apr-00  1-Apr-01  2-Apr-00

Electronic Systems    $1,864   $1,878    $234      $183        12.6%    9.7%
Command, Control,
  Communication and
  Information
  Systems                855      846      84        69         9.8%    8.2%
Technical Services       479      421      37        27         7.7%    6.4%
Aircraft Integration     264      298      13        15         4.9%    5.0%
   Systems
Commercial
   Electronics           121      174      (6)       20        -5.0%   11.5%
Aircraft                 637      815      (4)       30        -0.6%    3.7%
Corporate and
  Eliminations          (252)    (201)    (42)      (28)
                      ------   ------    ----      ----
Total                 $3,968   $4,231    $316      $316         8.0%     7.5%


Note: Corporate and Eliminations includes certain company-wide activities that have not been attributed to a particular segment and intercompany eliminations.

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                                  Attachment C


Raytheon Company
Other Information
First Quarter 2001

(In millions, except total employees and aircraft shipments)

                                                         Backlog
                                                 01-Apr-01       02-Apr-00

Electronic Systems                               $ 11,738        $ 10,953
Command, Control, Communication
    and Information Systems                         5,305           4,764
Technical Services                                  2,006           1,913
Aircraft Integration Systems                        2,048           2,262
Commercial Electronics                                488             505
Aircraft                                            4,280           4,143
                                                 --------        --------
                                                 $ 25,865        $ 24,540
                                                 ========        ========
U.S. government backlog included above           $ 17,099        $ 15,512
                                                 ========        ========


                                                     Total Employees
                                                 01-Apr-01       02-Apr-00

Total employees                                    92,300          94,200
                                                 ========        ========

                                                Aircraft Shipments (Units)
                                                     Three Months Ended

                                                 01-Apr-01        02-Apr-00

Hawker                                              13              15
Beechjet (Commercial)                                8              13
King Air                                            29              50
1900D Commuter                                       3              12
Pistons                                             28              40
T-6A                                                 9               7
Special Mission                                      2               -
                                                 --------        --------
   Total aircraft shipments                         92             137


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                                  Attachment D

Raytheon Company
Preliminary Financial Information
First Quarter 2001

(In millions)

Balance sheets
                                                ---------  ---------  ---------
                                                01-Apr-01  31-Dec-00  02-Apr-00
                                                ---------  ---------  ---------
Assets
Cash and cash equivalents                      $   483    $   871     $  181
Accounts receivable                                447        505        834
Contracts in process                             3,951      4,061      4,448
Inventories                                      2,218      1,908      1,935
Deferred federal and foreign income taxes          533        476        430
Prepaid expenses and other current assets          156        178        232
Net assets from discontinued operations              -         14        127
                                                ------     ------    -------
    Total current assets                         7,788      8,013      8,187

Property, plant and equipment, net               2,498      2,491      2,451
Goodwill, net                                   13,182     13,281     13,562
Other assets, net                                3,059      2,992      2,802
                                               -------    -------    -------
       Total assets                            $26,527    $26,777    $27,002
                                               =======    =======    =======

Liabilities and Stockholders' Equity
Notes payable and current portion
     of long-term debt                         $ 1,185    $  877     $ 1,109
Advance payments, less contracts in process        941      1,135        993
Accounts payable                                   969      1,099      1,114
Accrued salaries and wages                         545        549        575
Other accrued expenses                           1,029      1,205      1,582
Net liabilities from discontinued operations       281          -          -
                                               -------    -------    -------
    Total current liabilities                    4,950      4,865      5,373

Accrued retiree benefits and other
     long-term liabilities                       1,271      1,262      1,348
Deferred federal and foreign income taxes          748        773        507
Long-term debt                                   8,858      9,054      9,042
Stockholders' equity                            10,700     10,823     10,732
                                               -------    -------    -------
       Total liabilities and
          stockholders' equity                 $26,527    $26,777    $27,002
                                               =======    =======    =======

Debt-to-capital ratio
                                               ---------   ---------  ---------
                                               01-Apr-01   31-Dec-00  02-Apr-00
                                               ---------   ---------  ---------

Debt                                           $ 10,043    $ 9,931    $10,151
Capital                                          20,743     20,754     20,883
                                               --------    -------    -------
    Debt-to-capital ratio                         48.4%      47.9%      48.6%
                                               ========    =======    =======


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                                  Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2001

(In millions)
Cash flow information
                                                            Three
                                                         Months Ended
                                                  --------------------------
                                                   01-Apr-01     02-Apr-00
                                                  ------------  ------------

Income from continuing operations                    $   97        $   80
Depreciation                                             72            67
Amortization                                            105           104
Working capital                                        (702)         (713)
Capital spending                                       (103)         (113)
Internal use software spending                          (35)          (31)
Discontinued operations                                 (43)          186
Other                                                    36          (100)
                                                     ------         -----
    Subtotal - operating cash flow                     (573)         (520)

Net activity in financing receivables                    28             4
Divestitures                                            111           160
Dividends                                               (68)          (68)
Other                                                     2            (7)
                                                     ------         -----
       Change in net debt                            $ (500)        $(431)
                                                     ======         =====

Restructuring amounts included in                    ------         -----
    operating cash flow above                        $   16         $  88
                                                     ======         =====


Segment operating cash flow information

                                                     Three Months Ended
                                                  ------------------------
                                                   01-Apr-01     02-Apr-00
                                                  ------------  ----------

Electronic Systems                                  $   77        $  (44)
Command, Control, Communication
    and Information Systems                           (158)         (150)
Technical Services                                     (29)          (38)
Aircraft Integration Systems                          (112)           15
Commercial Electronics                                 (12)           56
Aircraft                                              (242)         (341)
Discontinued operations                                (43)          186
Other                                                  (54)         (204)
                                                    -------       ------
                                                    $ (573)       $ (520)
                                                    ======        ======